Exhibit 99.1

Press release dated June 22, 2010

SPEEDEMISSIONS AUTOMOTIVE SURVEY SHOWS DRIVERS FEEL SAFE

IN THEIR VEHICLES

New CARbonga © iPhone App Underscores That Trust May Be Misguided

Atlanta, GA. June 22, 2010/Business Wire/- Despite the slew of automotive recalls over the past year, a new survey conducted by Speedemissions, Inc., (OTC Bulletin Board: SPMI) based in Atlanta, indicates that 79% of the more than 1,300 people surveyed feel as safe or safer in their vehicles than they did a year ago. However, a new iPhone application that diagnoses an automobile’s computers systems emphasizes that consumers may not be as knowledgeable about their automobiles as they think.

CARbonga is the first iPhone app (also runs on the iPod touch and iPad) to address both broader vehicle Safety Systems, such as its anti-lock brakes, air bags, safety-restraint systems and tire pressure monitoring systems as well as On Board Diagnostic (OBD) codes for vehicle emissions and other engine problems. (Other iPhone apps only read OBD codes, not safety codes.) Drivers with a 1996 or newer vehicle can see beyond the vague “Check Engine” light to pinpoint existing and pending problems with their vehicle’s engine, transmission, safety systems, body, chassis, and more—perhaps even when warning lights do not indicate a problem.

“Our survey shows that 80% of consumers know something could be amiss with their vehicles even though the warning lights do not indicate a problem. Still, 81% said they trust their automobile manufacturer and/or their auto’s electronic system to warn them of problems. That’s a potentially dangerous gamble,” said Rich Parlontieri, President and CEO of Speedemissions, Inc. and Founder of CARbonga.

From April 2008 to April 2009, over 6,300 Technical Service Bulletins (TSBs) were issued to dealers by automobile manufacturers. A key point, given that 38% of car owners surveyed did not know dealers and automobile repair shops routinely received these TSB’s. According to the National Highway Transportation Safety Association (NHTSA), 16.4 million vehicles were recalled in 2009, an increase of 56% over the previous year.

CARbonga (which is powered by GoPoint Technology, Inc.) makes it easy for drivers to gauge the condition of their vehicles by themselves. Using the same technology previously accessible only by car mechanics and dealerships, CARbonga allows drivers to connect to their On Board Diagnostic port with an iPhone and a goLINK cable and check over 2,000 vehicle fault codes. The system then translates those codes and issues an immediate reading of any current or pending mechanical issues that may be occurring in the vehicle, without the time and expense of visiting a mechanic.

CARbonga is also great for checking a used car’s on-board history before buying, alerting buyers of stored previous alerts, potentially advising if the airbag had deployed or if the transmission was problematic.

“CARbonga arms drivers almost anywhere in the world with the most important link in modern car repair: the On Board Diagnostics,” says Parlontieri. “Because of the economy, more people are taking car maintenance into their own hands. After so many years in the vehicle inspection business and with our company performing over 150,000 safety inspections every year, we knew it was the right time to bring CARbonga to market.”

CARbonga’s Version I app includes Safety Check, Driving Green, Browse Music and is available for purchase through the iTunes App Store on any iPhone for just $4.99. The goLINK cable, which also charges the iPhone battery, is available at Amazon.com or eBay.com. Version II of CARbonga will allow car owners to receive notices from the vehicle manufacturer about possible warranty work and notice of issued Technical Service Bulletins through their iPhone.

As you can use the CARbonga for an unlimited number of readings, the savings is immeasurable. With more than 42,000 Americans being killed in automobile accidents each year, car safety is a priority for everyone.

ABOUT CARbonga ©

CARbonga is the first-ever, iPhone app that provides motorists with safety and mechanical information about their vehicle, instantly and affordably, allowing drivers to make smart choices about vehicle maintenance, vehicle safety and the purchase and sale of used cars. CARbonga taps into the On Board Diagnostic System of a 1996 or newer vehicle; scans and analyzes over 2,000 system codes pertaining to the engine, transmission, safety systems, body, chassis and more; and provides a report on your iPhone in less than 60 seconds. For more information about CARbonga, please visit www.carbonga.com.

CARbonga © is a product of Speedemissions, Inc. Speedemissions, Inc. is a leading vehicle emissions testing and safety inspections company, based in Atlanta, Georgia. Speedemissions, Inc. provides services in certain areas where auto testing is mandated by the Environmental Protection Agency (EPA). Since the emission testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle inspections. The current focus of the company is the Atlanta, GA. Houston, TX. Salt Lake City, UT. and St. Louis, MO. markets. For more information on Speedemissions, Inc., please visit www.speedemissions.com.

Certain statements contained in this news release regarding matters that are not historical facts may be forward looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions’ products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses and other risk facts identified from time to time in its filings with the Securities and Exchange Commission.

For further information: Contact Brian Hollon, Director of Strategic Business Development, 770-306-7667.